Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Daseke, Inc. on Form 10-K for the year ended December 31, 2020.  We consent to the incorporation by reference of said reports in the Registration Statements of Daseke, Inc. on Form S-3 (File No. 333-216854) and on Forms S-8 (File No. 333-249878, File No. 333-237811, and File No. 333-218386).

/s/ GRANT THORNTON LLP

Dallas, Texas

February 26, 2021